Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this proxy statement/prospectus of Good Works Acquisition Corp. on Amendment No. 3 to Form S-4 [File No. 333-256115] of our report dated March 19, 2021, except for Note 6, as to which the date is May 14, 2021, and revenue recognition in Note 2, as to which the date is June 14, 2021, and which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Cipher Mining Technologies Inc. as of January 31, 2021 and for the period from January 7, 2021 (inception) through January 31, 2021, which report appears in this proxy statement/prospectus. We also consent to the reference to our firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

July 26, 2021